UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2008
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28401 (Commission File Number)	77-0449487 (I.R.S. Employer Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 18, 2008, Maxygen, Inc. (the “Company”) entered into a Co-Development and Commercialization Agreement (the “Agreement”) with Astellas Pharma Inc. (“Astellas”) relating to the development and commercialization of the Company’s MAXY-4 product candidates for autoimmune diseases and transplant rejection.
     Under the terms of the Agreement, the Company and Astellas will co-develop MAXY-4 product candidates for autoimmune indications in North America and European countries. Astellas has been granted exclusive rights to develop MAXY-4 product candidates for autoimmune indications outside of North America and Europe, and for the prophylaxis or treatment of transplant rejection worldwide. Astellas has also been granted exclusive worldwide rights to commercialize the MAXY-4 product candidates for all indications subject to the Agreement, with the Company having an option to co-promote products developed under the Agreement for autoimmune disease indications in North America on a product-by-product and country-by-country basis.
     The Company will generally be responsible for all preclinical development activities under the Agreement, as well as certain manufacturing activities during development and commercialization. The Company also has an option to conduct certain clinical development activities in North America and Europe for one of the first two autoimmune indications.
     Except as discussed below, all development costs that are for the development of the MAXY-4 product candidates for autoimmune indications in North America and Europe will be shared equally by the Company and Astellas. Astellas will bear all development costs that are for autoimmune indications outside of North America and Europe and for transplant rejection worldwide. Development costs that are applicable to both autoimmune indications in North America and Europe and for transplant rejection (or costs that are not otherwise designated as specific to either) will be shared by the parties, with Astellas responsible for more than 50% of such costs. In addition, Astellas will be responsible for payment of the first $10 million of certain pre-clinical development costs that would otherwise be shared by the parties. Under the Agreement, the Company has the right to opt out of its cost sharing obligations, on a product-by-product basis, at various points during the development of the applicable product.
     Pursuant to the Agreement, the Company will receive an upfront fee of $10 million and is eligible to receive future milestone payments totaling $160 million.
     Except for products and related countries for which the Company has exercised its co-promotion rights, the Company is eligible to receive base tiered royalties on net sales of all products sold under the Agreement. In addition to base royalties, the Company will also be eligible for additional royalties on sales of any product for an autoimmune indication in North America and Europe (provided the Company has not opted out of its cost sharing obligations or exercised its co-promotion rights for such product). If the Company opts out of its cost sharing obligations on a particular product, the Company would be eligible only for the base royalty rates on sales of such product. In addition, if the Company exercises an option to co-promote a particular product for an autoimmune disease indication in North America (and has not otherwise opted out of its cost sharing obligations for such product), revenues from any sales of such product in the applicable country would be subject to a profit-sharing arrangement between the parties instead of royalty payments.
     Subject to certain conditions, Astellas may terminate the Agreement in its entirety, or on a product-by product basis, at any time for convenience or due to certain adverse safety results. The Agreement also provides for termination of the Agreement by the Company in its entirety, or for partial termination of the Agreement by the Company on a region-by-region basis, if Astellas elects to permanently discontinue the development and/or commercialization of all compounds or products under certain circumstances. Either party may also terminate the Agreement in the event of an uncured material breach by the other party. Subject to certain conditions, upon any full or partial termination of the Agreement, all related rights to the applicable, terminated MAXY-4 compounds or products would revert back to the Company.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008 (or earlier with an amendment to this Current Report on Form 8-K).
     A copy of the press release issued jointly by the Company and Astellas regarding this transaction is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press release, dated September 18, 2008, issued jointly by Maxygen, Inc. and Astellas Pharma Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: September 24, 2008	By:	/s/ Lawrence W. Briscoe
Lawrence W. Briscoe
Chief Financial Officer and Senior Vice President